Exhibit 99.1
Press Release
For Immediate Release
Beazer Homes Completes Partial Exchange of Trust Preferred Securities
Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) (the “Company”) today announced that it has completed a partial exchange of its Trust Preferred Securities issued in 2006 by Beazer Homes Capital Trust I (the “Trust Securities”) for a new issue of junior subordinated notes due 2036 issued by the Company.
Pursuant to the transaction, holders of outstanding Trust Securities with a liquidation amount of $75 million (the “Exchanged Trust Securities”) exchanged these securities for $75 million principal amount of new junior subordinated notes due 2036 issued by the Company (the “New Notes”). The material terms of the New Notes including the initial interest rate will be identical to the terms of the Trust Securities with certain exceptions. Under the New Notes, after July 30, 2016, when the distribution rate on the Trust Securities would have changed from a fixed rate to a floating rate set at LIBOR plus 2.45%, the New Notes will also float at that rate but will now be subject to a floor of 4.25% and a cap of 9.25%. In addition, the Company will now have the option to redeem the New Notes beginning on June 1, 2012 at 75% of par value and beginning on June 1, 2022 the redemption price will increase by 1.785% per year. The Exchanged Trust Securities and the associated junior subordinated notes issued in 2006 by the Company have been cancelled.
The exchange will be treated as an extinguishment of the Exchanged Trust Securities for accounting purposes, and as such, the New Notes will be recorded at their estimated fair value. Based on an independent third party valuation, the Company expects to value the New Notes within a range of 17% to 26% of their face amount ($12.7 million to $19.5 million), resulting in a one-time gain, less previously capitalized issuance costs and other expenses, within a range of $54 million to $61 million. Over the remaining life of the New Notes, the carrying value will increase until they equal the face amount in 2036. The Trust Securities not exchanged for New Notes (approximately $25 million) will not be affected by this transaction.
Avila Advisors, LLC advised the Company in connection with the exchange transaction.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
CONTACT: Beazer Homes USA, Inc.
Jeff Hoza
Vice President, Treasurer
770-829-3700
jhoza@beazer.com